April 1, 2008

Dear Investor:

Enclosed please find documentation that relates to the semi-annual tender offer to all limited partners of Special Situations Fund III, L.P.  To assist you in your decision, you will find:

1.	Schedule TO – providing you with various SEC required disclosures;
2.	Notice of Tender Offer – describing the terms under which you may redeem units;
3.	A Tender Form – which must be completed and in our possession by May 1, 2008 if you plan to redeem units; and
4.	A return envelope for your convenience.

Within the next few weeks you will be receiving a Proxy Statement informing you of a special meeting to be held in connection with a proposal to liquidate and dissolve the Fund.  The meeting date and record date for the special meeting have not yet been determined.  We request that you read the documentation that will be sent to you carefully and respond as promptly as possible.

The outcome of the special meeting will not affect the current Tender Offer and its terms. You do not need to respond to this mailing if you do not wish to tender any of your units.

Please feel free to contact us at (212) 319-6670, if you have any questions.

Sincerely,

Special Situations Funds